Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

InvenTrust Properties Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	3,300,000	$24.45	$80,685,000	$110.20 per $1,000,000	$8,892

Total Offering Amounts					$80,685,000		$8,892

Total Fee Offsets (3)							—

Net Fee Due							$8,892
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the InvenTrust Properties Corp. 2023 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and is based upon the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on August 11, 2023.

(3)	The Registrant does not have any fee offsets.